Exhibit 99.3

FOR IMMEDIATE RELEASE

Group 1 Automotive Closes UAB Motors Acquisition; Adds Additional Board Member

HOUSTON, Feb. 28, 2013 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today announced that it has closed the previously announced acquisition of UAB Motors Participacoes S.A., one of Brazil’s largest automotive retailers. The company acquired 100 percent of the outstanding shares and interest in 18 dealerships, for approximately $47.4 million cash, 1.45 million shares of Group 1 common stock and the assumption of approximately $62 million of net non-floorplan debt.

The 18 dealerships, representing 22 franchises – two Toyota, four Nissan, four BMW, two MINI, three Renault, three Peugeot, two Land Rover and two Jaguar – represent eight major brands and five collision centers in the Sao Paulo market and key metropolitan markets in the neighboring state of Parana. The dealerships are expected to generate approximately $650 million in total estimated annual revenues and be approximately $0.03 to $0.05 accretive to earnings per diluted common share in 2013 excluding any associated deal costs. Group 1 estimates it will incur about $6.5 million in costs related to this deal in the first quarter of 2013.

The business will continue to be operated by the current management team, with UAB’s chairman, Lincoln da Cunha Pereira Filho, reporting directly to Earl J. Hesterberg, Group 1’s president and chief executive officer. Pereira has also been appointed to Group 1’s board of directors, expanding its membership to eight.

“In addition to his extensive automotive retailing and manufacturer relations experience, Lincoln brings a deep knowledge of the Brazilian finance, trade and legal sectors, as well as a great understanding of Brazilian business in general,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “His unique expertise will benefit the Group 1 leadership team as we expand into this new international market.”

Pereira, age 53, has served as chairman of UAB’s board of directors since October 2007. Previously, he was a legal representative of a public auto group from 1999 to 2005. Pereira incorporated Atrium Telecomunicações in 1999, and entered into an association agreement with JP Morgan Partners, GE Equity and Advent International funds, which was acquired by Grupo Telefônica in December 2004. He also held positions with Cunha Pereira Advogados, where he specialized in the management and administration of athletes’ and race car drivers’ careers; he was a senior executive with Opportunity Asset Management; he was the managing director responsible in Brazil for Barclays de Zoete Wedd, the international investment bank of Barclays Group; and, held various positions at Midland Bank Group (currently HSBC).

Pereira also serves as the vice president of the Trade Association of São Paulo (Associação Comercial de São Paulo) and earned a Law degree from the Faculdade de Direito do Largo de São Francisco, USP.

Barclays acted as the exclusive advisor to Group 1 on this transaction. Jones Day and Mattos Filho acted as legal counsel to Group 1 on this transaction.

About Group 1 Automotive, Inc.
Group 1 owns and operates 142 automotive dealerships, 182 franchises, and 36 collision centers in the United States, the United Kingdom and Brazil that offer 35 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor Contacts:
Kim Paper Canning
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | kpaper@group1auto.com

Media Contacts:
Pete DeLongchamps
V.P. Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com